Exhibit 5.1

Michael Tenta

+1 650 843 5636

mtenta@cooley.com

July 22, 2019

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to RAPT Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-232572) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,750,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”), including up to 750,000 Shares that may be sold by the Company upon exercise of an over-allotment option to be granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, each in effect as of the date hereof, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.5 and 3.7 to the Registration Statement, respectively, each of which is to be in effect immediately prior to the closing of the offering contemplated by the Registration Statement, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed the Board of Directors of the Company or a duly authorized committee thereof has taken action to set the sale price of the Shares. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery, other than by the Company, of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefore as described in with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

July 22, 2019

Page Two

Sincerely,

Cooley LLP

By:	/s/ Michael Tenta
Michael Tenta

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com